EXHIBIT 11
                           HEILIG-MEYERS COMPANY
                     COMPUTATION OF PER SHARE EARNINGS
               (Amounts in thousands except per share data)


                             Three Months Ended        Nine Months Ended
                          November 30, November 30, November 30, November 30,
                              1993        1992        1993          1992

Primary Earnings Per Share:

  Average number of
    shares outstanding       48,057     44,000       46,946        43,872

  Net effect of stock
    options                   1,855      1,370        1,689         1,299

  Average number of
    shares as adjusted       49,912     45,370       48,635        45,171

  Net earnings              $15,863    $ 9,919      $40,741       $28,416

  Per share amount          $   .32    $   .22      $   .84       $   .63


Fully Diluted Earnings Per Share:

  Average number of
    shares outstanding       48,057     44,000       46,946        43,872

  Net effect of stock
    options                   1,933      1,570        1,967         1,654

  Average number of
    shares as adjusted       49,990     45,570       48,913        45,526

  Net earnings              $15,863    $ 9,919      $40,741       $28,416

  Per share amount          $   .32    $   .22      $   .83       $   .62


Earnings Per Common Share:

     Earnings per common share is computed by dividing net earnings by the weighted average number of shares of common stock and common stock equivalents outstanding during the year. The Company has issued stock options, which are the Company's only common stock equivalent, at exercise prices ranging from $5.52 to $20.83.